Exhibit 99.2

XILINX CEO MOSHE GAVRIELOV ANNOUNCES RETIREMENT
SAN JOSE, Calif., Jan. 4, 2018-- Xilinx, Inc. (NASDAQ: XLNX) the global market leader of All Programmable semiconductor products, today announced that chief executive officer and president Moshe Gavrielov has informed the company’s board of directors that he is retiring from the company and the board, effective January 28, 2018. Gavrielov’s decision to step down from his operational role will bring to a close a remarkable career of 40 years in semiconductor and software related companies. The board has elected Victor Peng, the company’s COO to succeed him as CEO.
“It has been a great privilege to have had the opportunity to lead Xilinx over the past ten years,” said Gavrielov. “Xilinx invented the world’s most successful programmable logic category in 1985 and has maintained its leadership ever since. Over the past years, Xilinx has expanded its market share, achieving an unprecedented position of strength, opportunity, and momentum because of the incredible caliber of our people. Our company culture is imbued with outstanding operational execution while delivering unique technological innovation. These attributes are coupled with a unique commitment to enable significant differentiation to thousands of customers across a diverse set of end markets. I am delighted to have the opportunity to hand over the reins at Xilinx to my long-time colleague, Victor Peng. I am confident in the future success of Xilinx as he embodies all the qualities of a great leader: integrity, intelligence, and enthusiasm.”
ABOUT XILINX
Xilinx is a leading provider of All Programmable semiconductor products, including FPGAs, SoCs, MPSoCs, RFSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software-defined and hardware optimized – powering industry advancements in Cloud Computing, 5G Wireless, Embedded Vision, and Industrial IoT. For more information, visit www.xilinx.com.
© Copyright 2018 Xilinx, Inc.

For more information, please contact:
Tara Sims
Tara.sims@xilinx.com
415-713-5986